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                                                                    EXHIBIT 99.1

                                                                        CONTACT:

                                                                   Paul V. Maier
                                                           Senior Vice President
                                                     and Chief Financial Officer
                                                                    858-550-7573

                                                                    Abe Wischnia
                                           Senior Director of Investor Relations
                                                    and Corporate Communications
                                                                    858-550-7850


                       LIGAND TO RESTATE FINANCIAL RESULTS
                   AUDIT COMMITTEE COMPLETES ACCOUNTING REVIEW

        SAN DIEGO, CA - May 20, 2005 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGNDE) today announced that it will restate its consolidated financial statements as of and for the years ended December 31, 2002 and 2003 and as of and for the quarters of 2003 and the first three quarters of 2004. Accordingly, such consolidated financial statements should not be relied upon. In addition, the previously announced Audit Committee review has been completed.

        The Audit Committee and management, in consultation with the Company's current independent registered public accounting firm, independently reviewed the Company's revenue recognition practices and policies for product sales for 2002 and 2003 and each of the three quarters in the period ended September 30, 2004. Both reviews focused on whether the Company had properly recognized revenue on product shipments to distributors under SFAS 48 - "Revenue Recognition when Right of Return Exists" and SAB No. 104 -"Revenue Recognition." Based on the results of the reviews, it was determined that the Company had not met the criteria under SFAS 48 and SAB 104 to recognize revenue upon shipment.

        As a result of this error, the Company has determined to restate its financial results and anticipates reporting its results using a revenue recognition model that reflects sell-through


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accounting. Under sell-through accounting, revenue is not recognized until after the product has been subsequently shipped from the wholesalers.

        The Audit Committee review found no evidence of improper or fraudulent actions or practices by any member of management or that management acted in bad faith in adopting and administering the Company's historical revenue recognition policies.

        "We are committed to using appropriate revenue recognition for our products and we are working to diligently complete the restatement of our consolidated financial statements and make the applicable regulatory filings," said Paul V. Maier, Ligand's senior vice president and chief financial officer.

        The Company is also continuing its work to review the accounting and classification of its sales of royalty rights in its consolidated statements of operations.

        The filing of the Company's Form 10-K annual report for the year ended December 31, 2004 and the Company's Form 10-Q quarterly report for the quarter ended March 31, 2005 will be further delayed pending the anticipated completion of the restated consolidated historical financial statements. Because of the delay in filing these Forms 10-K and 10-Q, the Company is not in compliance with the NASDAQ Stock Market's continued listing requirement set forth in Marketplace Rule 4310(c)(14). The Company received a NASDAQ Staff Determination Letter dated May 18, 2005 regarding the Company's failure to timely file the March 2005 Form 10-Q. A NASDAQ Listing Qualifications Panel previously agreed to continue the listing of the Company's securities on the NASDAQ National Market provided that the Company files these Forms 10-K and 10-Q on or before July 29, 2005.

        Under the PCAOB's Audit Standard No. 2, the circumstance of a restatement is a strong indicator that a material weakness exists in the Company's internal control over financial


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reporting. In addition to the material weakness which is expected to result from the restatement, additional control deficiencies may be identified during the process which individually or in the aggregate may constitute an additional material weakness.

ABOUT LIGAND

        Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs). For more information, go to www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to the review of the company's accounting and accounting policies, revenue recognition models, sale of royalty rights, changes to or restatement of consolidated financial statements, modification of policies, audit of consolidated financial statements, new determinations and calculations, time to complete the review and audit and internal controls over financial reporting and continued NASDAQ listing. Actual events or results may differ materially from Ligand's expectations. There can be no assurance that the review or subsequent processes or filings will be timely completed or that NASDAQ listing will be continued, that any modifications or changes


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can be timely or effectively implemented or implemented before any delisting proceeding is concluded by the NASDAQ Stock market, that other errors or internal control deficiencies or weaknesses will not be identified during the preparation and audit of the consolidated financial statements nor that adjustments for other periods will not be required. In addition, our financial results and stock price may suffer as a result of this review and any subsequent determinations from this process or any actions taken by NASDAQ or other regulatory bodies as a result of this process. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at http://www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.


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